Shareholder meeting results

January 29, 2009 annual meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

					Votes for	Votes withheld
Jameson A. Baxter 		52,770,644 	5,428,717
Charles B. Curtis 		52,783,549	5,415,812
Robert J. Darretta 		52,751,878 	5,447,483
Myra R. Drucker 			52,772,846 	5,426,515
Charles E. Haldeman, Jr. 	52,730,313 	5,469,048
John A. Hill 			52,770,297 	5,429,064
Paul L. Joskow 			52,751,987 	5,447,374
Elizabeth T. Kennan 		52,747,239 	5,452,122
Kenneth R. Leibler 		52,735,929 	5,463,432
Robert E. Patterson 		52,753,000 	5,446,361
George Putnam, III 		52,666,563 	5,532,798
Robert L. Reynolds 		52,643,403 	5,555,958
Richard B. Worley 		52,779,617 	5,419,744

All tabulations are rounded to the nearest whole number.